EXHIBIT "99.1"

NEWS RELEASE	Contact:
FOR IMMEDIATE RELEASE	New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Third Quarter 2016 Results

Dallas (November 14 , 2016) – New Concept Energy, Inc. (NYSE MKT: GBR), (the "Company" or "NCE") a Dallas-based oil and gas company, today reported net loss for the three months ended September 30, 2016 of $164,000 or $0.08 per share, compared to a net loss of $75,000 or $0.04 per share for the three months ended September 30, 2015. Included in 2015 was income for a recovery of bad debt expense of $306,000.

For the three months ended September 30, 2016, the Company recorded oil and gas revenues, net of royalty expenses of $190,000 as compared to $232,000 for the comparable period of 2015. The decline in oil and gas revenue was principally due to the price the Company was receiving for its oil sales in 2016 as compared to 2015.

The Company recorded revenues of $653,000 for the three months ended September 30, 2016 from its retirement property compared to $772,000 for the comparable period in 2015. The decrease was primarily due to a drop in occupancy at the facility caused principally by the opening of a competing facility in the community where our facility is located.

For the three months ended September 30, 2016, the Company recorded oil and gas operating expenses of $295,000 as compared to $527,000 for the comparable period of 2015. The decrease was due to a decrease in overall operating expenses as the Company has actively been reducing costs to compensate for the reduction in revenue.

For the three months ended September 30, 2016, operating expenses at the retirement property were $396,000 as compared to $423,000 for the comparable period in 2015. The decrease in operating expenses were due to an overall decrease in non-payroll related expenses.

For the three months ended September 30, 2016, corporate general & administrative expenses were $52,000 as compared to $176,000 for the comparable periods in 2015. The decrease is primarily due to a reduction in wages and overall operating expenses.

Contact:
New Concept Energy, Inc.
Gene Bertcher, (800) 400-6407
info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)

	September 30, 2016	December 31, 2015
Assets		
Current assets		
Cash and cash equivalents	$ 530	$ 473
Accounts receivable from oil and gas sales	105	141
Other current assets	47	37
Total current assets	682	651
Oil and natural gas properties (full cost accounting method)		
Proved developed and undeveloped oil and gas properties, net of depletion	5,658	5,914
Property and equipment, net of depreciation		
Land, buildings and equipment - oil and gas operations	722	803
Other	142	134
Total property and equipment	864	937
Other assets	1,344	1,373
Total assets	$ 8,548	$ 8,875

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(unaudited)
(amounts in thousands, except share amounts)

	September 30, 2016	December 31, 2015
Liabilities and stockholders' equity		
Current liabilities		
Accounts payable - trade (including $580,000 and $165,000 in 2016 and 2015 due to related parties)	$ 605	$ 241
Accrued expenses	148	151
Current portion of long term debt	828	831
Total current liabilities	1,581	1,223
Long-term debt		
Notes payable less current portion	1,119	1,211
Asset retirement obligation	2,770	2,770
Total liabilities	5,470	5,204
Stockholders' equity		
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding, 1,946,934 shares at September 30, 2016 and December 31, 2015	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(55,781)	(55,188)
	3,078	3,671
Total liabilities & equity	$ 8,548	$ 8,875

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended 2016	2015	For the Nine Months ended 2016	2015
Revenue				
Oil and gas operations, net of royalties	$ 190	$ 232	$ 579	$ 663
Real estate operations	653	772	1,995	2,233
	843	1,004	2,574	2,896
Operating expenses				
Oil and gas operations	295	527	924	1,437
Real estate operations	396	423	1,146	1,248
Lease expense	251	245	748	735
Corporate general and administrative	52	176	319	485
	994	1,371	3,137	3,905
Operating earnings (loss)	(151)	(367)	(563)	(1,009)
Other income (expense)				
Interest income	6	6	17	6
Interest expense	(8)	(12)	(26)	(54)
Recovery of bad debt expense	-	306	0	1,430
Other income (expense), net	(11)	(8)	(21)	(24)
Other income (expense)	(13)	292	(30)	1,358
Net income (loss) applicable to common shares	$ (164)	$ (75)	$ (593)	$ 349
Net income (loss) per common share-basic and diluted	$ (0.08)	$ (0.04)	$ (0.30)	$ 0.18
Weighted average common and equivalent shares outstanding - basi	1,947	1,947	1,947	1,947